PRESS RELEASE

Century Realty Trust

320 N. Meridian Street, Ste 823, Indianapolis, IN 46204

Contact:

John I. Bradshaw, Jr.

Phone:

(317) 632-5467

Fax:

(317) 685-1588

FOR IMMEDIATE RELEASE

CENTURY REALTY TRUST DECLARES INITIAL LIQUIDIATING DISTRIBUTION

The Board of Trustees on November 3, declared an initial liquidating distribution of $18.25 per share, payable November 20, 2006 to shareholders of record as of November 10, 2006.  The initial liquidating distribution represents the approximate amount of the net proceeds from the sale of the Trust’s real estate assets to Buckingham Companies which took place on October 25, 2006.  The Trust expects to pay a second liquidating distribution in mid-December, 2006, in an amount yet to be determined.

The initial liquidating distribution of $18.25, together with a cash distribution of $0.86 per share that was paid on September 5, 2006 to shareholders of record on August 18, 2006 brings to $19.11 the total cash distributions that will have been paid by the Trust thus far in 2006.

In view of the Trust’s forthcoming liquidation, which was approved by the shareholders at the August 30 shareholders meeting, the Trust has requested NASDAQ to delist the Trust’s shares from trading on NASDAQ after the November 10, 2006 record date for the initial liquidating distribution.  In addition the Trust has announced that it will no longer permit trading in its shares after November 10, 2006.  After that date it will only process transfers of share ownership occurring by operation of law.

Management believes that approximately 77% of the total distributions paid and to be paid in 2006 will be designated as capital gains, approximately 9% will be designated as ordinary dividends, and the balance will be a return of capital.  Some of the capital gains will constitute gains attributable to recaptures of depreciation under IRC Section 1250, and some will be regular capital gains.  The final determination of the allocation of distributions for income tax purposes will be reflected on Forms 1099 that will be furnished in January, 2007 to recipients of distributions in 2006.

The Trust has approximately 2,300 record holders of 1,814,004 shares of beneficial interest outstanding.  Through and including November 10, 2006 the Trust’s shares are listed on the NASDAQ Capital Market under the symbol CRLTS.

Indianapolis, IN, November 3, 2006